NEWS RELEASE

FOR IMMEDIATE RELEASE: July 31, 2009	FOR MORE INFORMATION, CONTACT:John M. Mendez
(276) 326-9000

First Community Bancshares Announces Completion of the Acquisition of
TriStone Community Bank

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announces that it completed its acquisition of TriStone Community Bank of Winston-Salem, North Carolina on July 31, 2009, after the close of business.  TriStone added two office locations in Winston-Salem, North Carolina.

As a result of the merger, which was effective today, each outstanding share of TriStone common stock was converted into the right to receive  0.5262 of a share of First Community common stock.  First Community will issue approximately 789,300 shares of its common stock as a result of the merger, subject to rights of dissent and appraisal.

John M. Mendez, President and Chief Executive Officer of First Community, stated, “We are excited to have Skip Brown and the entire TriStone Community Bank team join First Community.  We look forward to serving the TriStone family of customers and friends.”

“It’s a great day for our shareholders and customers because we have merged with a high-caliber, high-performance community bank that has great upside,” said Simpson “Skip” Brown Jr., Chief Executive Officer of TriStone.  Mr. Brown will remain as President - Triad Region for First Community operating within the Winston-Salem market.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and is the parent company of First Community Bank, N. A.  First Community Bank, N. A. operates through fifty-nine locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee.  First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice.  The Company’s wealth management group managed assets with a market value of $811 million at June 30, 2009.  First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina.  First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”.  Additional investor information can be found on the Internet at www.fcbinc.com.

This news release may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.